Letter from Kellogg & Andelson, dated June 29, 1998





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of the Form 8-K dated June 29, 1998, of The Producers Entertainment Group, Ltd. and are in agreement with the statements contained in the second and third paragraphs.


                           Kellogg & Andelson Accountancy Corporation





June 29, 1998

Sherman Oaks, California